Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 20, 2008, relating to the financial statements of Disaboom, Inc. (a development stage company), and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

GHP Horwath, P.C.
Denver, Colorado
April 28, 2008